Exhibit 99.1

NEWS RELEASE

Contact: Lutz Henckels
Executive Vice President, CFO, COO
lhenckels@gigatronics.com
(925) 328-4650 ext. 4698

Giga-tronics Incorporated Reports Fiscal 2022 First Quarter Results

Dublin, CA – August 10, 2021 – Giga-tronics Incorporated (OTCQB: GIGA) (the “Company”) today reported results for the first quarter of fiscal 2022 which ended June 26, 2021:

First Quarter Fiscal Year 2022 versus First Quarter Fiscal Year 2021 Highlights

●	Revenue declined 42% to $2.1 million for the first fiscal quarter of fiscal 2022 from $3.6 million in the first quarter of fiscal 2021.
o	Microsource filter revenue declined by 18% to $2.0 million versus $2.4 million in the first quarter of fiscal 2021 which was primarily due to a delay of new orders.
o

RADAR and Electronic Warfare (“RADAR/EW”) test revenue was $51,000 versus $1.1 million in the first quarter of fiscal 2021 due to lower than anticipated customer orders in the first quarter of fiscal 2022.

●	Gross profit decreased to $0.8 million in the first quarter fiscal 2022 from $1.5 million in the first quarter of fiscal 2021 mainly due to the lower revenue in fiscal 2022.
●

Engineering expenses decreased by $35,000 in the first quarter of fiscal 2022 versus the comparable prior year period, primarily due to non-recurring engineering expenses for a service contract which were allocated to cost of revenue.

●

Selling, general and administrative expenses increased by $129,000 in the first quarter of fiscal 2022 versus the comparable prior year period primarily due to an increase in stock-based compensation of $79,000 as well as an increase in sales personnel and increased expenses associated with the fiscal year-end 2021 audit.

●

Net loss attributable to common shareholders for the first quarter of fiscal 2022 increased to (860,000) or ($0.32) per share compared to net income of $72,000 or $0.03 per share in the first quarter of fiscal 2021 primarily due to the decrease in revenue of $1.5 million and the issuance costs in connection with pre-funded warrants issued during April 2021.

●

Adjusted EBITDA, which we define as earnings before income taxes, net interest expense, net other income or expense, share-based compensation, depreciation and amortization, was a loss of ($493,000) in the first quarter of fiscal 2022 compared to income of $252,000 in the first quarter of fiscal 2021.

●

Current liabilities on June 26, 2021 include a $1.7 million prefunded warrant liability. Certain terms of the warrant agreement were amended on July 28, 2021 which resulted in the reclassification of the prefunded warrant liability to equity effective on July 28,2021.

John Regazzi, Chief Executive Officer of the Company, said, “We experienced delays in the procurement of our RADAR/EW Test systems and in the receipt of new contracts for additional RADAR filters, which resulted in substantially lower revenue for the quarter. The resulting lower gross profit was the primary reason for the reported losses.”

Mr. Regazzi added, "However, we are now seeing signs that business activity is improving. Since the beginning of fiscal year 2022, which began on March 28, 2021, we have received $3.7M in new orders associated with our Microsource filters and oscillators. In addition, the US Government has streamlined its procurement process associated with several major Electronic Warfare programs we are supporting in order to help meet critical timelines and lower the cost of procurements. With a new procurement method being put in place, we anticipate a more predictable and increasing order flow.”

Lutz Henckels, Executive Vice President, Chief Financial Officer and Chief Operating Officer stated, “Clearly, the results of the first quarter of fiscal 2022 are disappointing and were mostly driven by the delay of new orders. We have booked over $4.3 million in new orders since April 1, 2021, of which $2.8 million was booked since the beginning of August. Orders for both our Microsource sole source filter business and our RADAR/ EW test business tend to be large so their timing can have a significant impact on our results from quarter to quarter. That said, we are still optimistic about the long-term prospects for our business and believe that fiscal year 2022 will deliver both revenue growth and profits.”

Earnings Conference Call

Giga-tronics will host a conference call on August 11, 2021, at 4:30 p.m. ET to discuss the results for the first quarter of fiscal 2022, which ended June 26, 2021. To participate in the call, dial (888) 517-2470 or (630) 827-6818 and enter PIN Code 8885221#. A replay of the call will subsequently be made available on the Giga-tronics website under “Investor Relations”. The conference call discussion reflects management's views as of August 11, 2021.

About Giga-tronics Incorporated

Giga-tronics Incorporated is a publicly held company, traded on the OTCQB Capital Market under the symbol "GIGA". The Company produces RADAR filters and Microwave Integrated Components for use in military defense applications as well as sophisticated RADAR/EW test products primarily used in electronic warfare test & emulation applications.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release, other than statements of historical facts, are forward-looking statements. Generally, forward- looking statements and information can be identified by the use of forward-looking terminology such as “expects” or “anticipates”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should", or “will” occur. Forward-looking statements include, among others, those concerning future product developments, future prospects, future operating results (including, for example, future revenue, growth, expenses, margin and profitability), growth in market share, product competitiveness and expected and potential sales to customers.  Forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include the Company’s ability to successfully manufacture its RADAR/EW test products; to identify customer needs and to design and implement new features; the timely receipt of components from third-party suppliers; the receipt or timing of future orders for products or services and cancellations or deferrals of existing or future orders; the adequacy of the Company’s capital resources; the Company’s ability to manage expenses; the results of pending or threatened litigation; the Company’s ability to successfully implement its business plan; the Company’s need to modify its business plan as a result of these or other risks; the volatility in the market price of the Company’s common stock; and the circumstances relating to the COVID-19 pandemic and governmental responses. You should not place undue reliance on any forward-looking statements, which are made as of the date of this press release. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements. For further discussion, see the Company’s most recent annual report on Form 10-K for the fiscal year ended March 27, 2021 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and those in other public filings the Company may make with the SEC.

Agency Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

203.972.9200

jnesbett@institutionalms.com

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	June 26, 2021	March 27, 2021*
Assets
Current assets:
Cash	$1,030	$736
Trade accounts receivable, net of allowance of $3 and $3, respectively	394	801
Inventories	4,404	3,601
Prepaid expenses	63	100
Unbilled receivable	941	1,120
Total current assets	6,832	6,358
Property and equipment, net	429	455
Right-of-use asset	781	865
Other long-term assets	169	169
Total assets	$8,211	$7,847
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$799	$1,044
Loan payable, net of discounts and issuance costs	295	683
Accrued payroll and benefits	523	446
Deferred revenue	103	7
Lease obligations	455	445
Prefunded warrants liability	1,657	—
Other current liabilities	281	279
Total current liabilities	4,113	2,904
Other non-current liabilities	—	6
Long term lease obligations	571	690
Total liabilities	4,684	3,600

Shareholders’ equity:
Preferred stock; no par value; Authorized – 1,000,000 shares:
Series A convertible preferred stock: 250,000 shares designated; 0 shares issued and outstanding at June 26, 2021 and March 27, 2021	—	—
Series B, C, D convertible preferred stock: 19,500 designated shares; 17,782 shares issued and outstanding at June 26, 2021 and March 27, 2021; (liquidation preference of $3,367 at June 26, 2021 and March 27, 2021)	2,745	2,745
Series E convertible preferred stock: 100,000 designated shares; 5,700 shares issued and outstanding at June 26, 2021 and 9,200 shares at March 27, 2021; (liquidation preference of $214 at June 26, 2021 and $345 at March 27, 2021)	90	177
Common stock; no par value; Authorized – 13,333,333 shares; 2,725,010 shares issued and outstanding at June 26, 2021 and 2,635,856 shares at March 27, 2021	32,736	32,306
Accumulated deficit	(32,044)	(30,981)
Total shareholders’ equity	3,527	4,247
Total liabilities and shareholders’ equity	$8,211	$7,847

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements
* Derived from the audited financial statements as of and for the fiscal year ended March 27, 2021.

GIGA-TRONICS INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Three Months Ended
	June 26, 2021	June 27, 2020
Net revenue:
Goods	$51	$1,109
Services	1,999	2,439
Total revenue	2,050	3,548
Cost of revenue	1,250	2,034
Gross profit	800	1,514

Operating expenses:
Engineering	402	437
Selling, general and administrative	1,098	969
Total operating expenses	1,500	1,406
Operating income (loss)	(700)	108

Interest expense, net and other:
Other expense, net	(111)	—
Interest expense, net	(3)	(33)
Income (loss) before income taxes	(814)	75
Provision for income taxes	—	—
Net income (loss)	(814)	75
Deemed dividend on Series E preferred stock	(3)	(3)
Cumulative dividends on converted Series E preferred stock	(43)	—
Net income (loss) attributable to common shareholders	$(860)	$72

Income (loss) per common share – basic	$(0.32)	$0.03
Income (loss) per common share – diluted	$(0.32)	$0.03

Weighted average common shares used in per share calculation:
Basic	2,725	2,636
Diluted	2,725	2,826

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

Adjusted EBITDA Reconciliation (Dollars in thousands)	Three Months Ended
	June 26, 2021	June 27, 2020
Net income (loss) attributable to common shareholders	$(860)	$72
Cumulative and deemed dividends on Series E preferred stock	46	3
Net income (loss)	$(814)	$75
Adjustments:
Depreciation and amortization	52	68
Share-based compensation	155	76
Other expense, net	111	—
Interest	3	33
Adjusted EBITDA	$(493)	$252

Non-GAAP Financial Measures: Adjusted EBITDA is non-GAAP measure that does not have a standardized definition under U.S. GAAP. The Company has provided this non-GAAP measure in this press release because management believes it measures the Company’s operating performance and free cash flow in a manner useful to investors. The Company defines “Adjusted EBITDA” as net income (loss) before income taxes, net interest expense, net other income or expense, share-based compensation (non-cash), depreciation and amortization.